Exhibit 10.1
PERFORMANCE SHARES AWARD AGREEMENT
This PERFORMANCE SHARES AWARD AGREEMENT (this “Agreement”) is made by and between Cowen Inc. (the “Company”), and (insert name) (the “Grantee”), effective April 1, 2019 (the “Grant Date”).
RECITALS
WHEREAS, the Company desires to grant to the Grantee an award of restricted stock units tied to certain performance measures described herein (the “Award”), subject to the terms of the Cowen Inc. 2010 Equity and Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS, the Award shall consist of a grant of restricted stock units (the “RSUs”) in accordance with the terms and subject to the vesting conditions set forth in this Agreement and the Plan; and
WHEREAS, the capitalized terms used but not defined herein shall have the respective meanings given to them in the Plan.
NOW, THEREFORE, it is agreed as follows:
ARTICLE I

GRANT OF RESTRICTED STOCK UNITS
Section 1.1 -    Grant of Restricted Stock Units.
Pursuant to the terms and conditions and restrictions of this Agreement and the Plan, the Award granted to the Grantee by the Company as of the Grant Date consists of a target award of (insert amount) (insert amount) RSUs (the “Target RSUs”).
The actual number of RSUs that become vested and settled (each, an “Attained RSU”) shall be based on the attainment of the performance metrics (the “Performance Metrics”) provided in, and calculated under, Section 1.2.

Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee upon settlement, subject to the terms of this Agreement, one share of Stock. Until such settlement and delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company, provided that, whenever a normal cash dividend is paid on shares of Stock, the Company shall credit to the Grantee an amount of cash equal to the product of the per-share amount of the dividend paid multiplied by the number of Attained RSUs as of the applicable Vesting Date (the “Dividend Equivalent Amount”). Such credited amounts shall be paid to the Grantee when and only to the extent the Stock underlying an Attained RSU is transferred to the Grantee in accordance with Section 1.2 below.

Section 1.2 -    Vesting and Settlement of Awards.
(a)    Normal Vesting and Settlement Schedule. The Grantee shall become vested in the Target RSUs upon December 31, 2021 (the “Vesting Date”), subject to the calculation of the Performance Metrics with respect to the three-year performance period of calendar years 2019, 2020 and 2021 (the “Performance Period”).

Vesting on the Vesting Date shall be conditioned on the following: (1) the Grantee remains actively employed by the Company as of the Vesting Date; or (2) as otherwise provided in Section 1.2(c), 1.2(d) and 1.2(e). The Attained RSUs will be settled on March 10, 2022 (the “Settlement Date”). For the avoidance of doubt, the calculation of the Attained RSUs will be performed after the Vesting Date, but no later than the Settlement Date, once data necessary to analyze the Performance Metrics becomes available for the full Performance Period.

(b)    Performance Metrics Calculation. With respect to the Target RSUs, the number of Attained RSUs shall be determined in accordance with this Section 1.2(b).

With respect to the Performance Period, as of the Vesting Date, the number of Attained RSUs shall be equal to the product of the Target RSUs and the applicable percentage in the table below (the “Payout Rate”) based on the Company’s AROCE (as defined in Section 2.1) with respect to the Performance Period.

AROCE Performance/Payout Scale (“ROCE Payout Scale”)

Performance Level*	AROCE	Payout Rate
Below Threshold	Below 8%	0% payout
Threshold	8%	50% payout
Target	10%	100% payout
Above Target	12%	150% payout
Maximum (capped)	Greater than 15%	200% payout
* Performance between the Threshold and the Maximum will be interpolated

(c)    Vesting and Settlement in the Event of a Qualifying Termination. If, prior to the Vesting Date, the Grantee experiences a Qualifying Termination, then provided that the Grantee executes, delivers and does not revoke a Release of Claims, the Attained RSUs shall be determined in accordance with Section 1.2(b) as if the Grantee had continued to be actively employed by the Company through the Vesting Date. Such Attained RSUs will be settled on the Settlement Date.
(d)    Vesting and Settlement in the Event of a Termination of Employment Due to Death or Disability. Notwithstanding any provision in this Agreement to the contrary, if, prior to the Vesting Date, the Grantee’s employment terminates due to his death or Disability, the Target RSUs shall vest and be settled in full within sixty (60) days after the Grantee’s employment terminates, provided, that the Grantee or his executor or estate, as applicable, executes, delivers and does not revoke a Release of Claims. For purposes of vesting under this Section, the Vesting Date shall be the date Grantee’s employment terminates.
(e)    Vesting and Settlement in the Event of a Change in Control. Notwithstanding any provision of this Agreement to the contrary, if, prior to the Vesting Date, the Company experiences a Change in Control, the Performance Metrics set forth in subsection (b) will no longer apply to any unvested Target RSUs. Instead, after a Change in Control, the Target RSUs shall vest on the Vesting Date, without regard to the Performance Metrics, as long as the Grantee remains actively employed by the Company on the Vesting Date, or in the event of a Qualifying Termination, Death or Disability, any unvested Target RSUs shall vest as of the date Grantee’s employment terminates and shall be settled in full within sixty (60) days after the Grantee’s employment terminates; provided, that the Grantee or his executor or estate, as applicable, executes, delivers and does not revoke a Release of Claims.

Section 1.3 -    Forfeiture.
Except as provided in Section 1.2, upon the Grantee’s Termination of Employment, any unvested RSUs shall immediately be forfeited to the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such then forfeited RSUs.
Section 1.4 -    Taxes.
The Company agrees to withhold from the settlement of any portion of the Award, the minimum amount required by the federal, state, and local taxes and withholdings the Company determines are required to be withheld under applicable tax laws with respect to the Award (the “Tax Withholding Amount”), and subject to the conditions and restrictions of this Agreement and the Plan. Payment of the Tax Withholding Amount shall be effect by the Company (x) withholding the number of shares of Stock with an aggregate fair market value on the Vesting Date equal to the Tax Withholding Amount, (y) selling shares to cover the Tax Withholding Amount on the open market or (z) any combination of these methods.
ARTICLE II

MISCELLANEOUS
Section 2.1 -    Definitions. Notwithstanding the definitions set forth in this Section, if Grantee is subject to an employment agreement, effective as of the Grant Date, that defines “Cause,” “Disability,” “Good Reason,” and “Release of Claims”, each if applicable, such term shall have the meaning set forth in that employment agreement.
(a)     “Adjusted Economic Operating Income” means, with respect to each fiscal year during a Performance Period, the Company’s Economic Operating Income, as adjusted for the following: (i) expenses greater than one million dollars ($1,000,000) associated with strategic initiatives undertaken by the Company shall be amortized over a five (5) year period as opposed to being expensed in the period in which they are incurred, (ii) adjustments resulting from changes in an existing, or application of a new, accounting principle that is not applied on a fully retrospective basis shall be excluded and (iii) other extraordinary items of income or loss may be excluded at the discretion of the Compensation Committee of the Board of Directors of the Company.
(b)    “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
(c)    “AROCE” means the Company’s average return on common equity for the Performance Period which will be determined by (i) taking the sum of the Company’s Adjusted Economic Operating Income less the payment of dividends on the Company’s outstanding preferred stock during each of the fiscal years during the Performance Period divided by the average Common Equity of the Company during each such fiscal year (with the average Common Equity for each fiscal year calculated by adding the Common Equity at the beginning of such fiscal year and the Common Equity at the end of such fiscal year and dividing by two) and (ii) dividing such sum by three.
(d)    “Cause” means when Cowen or its Affiliate employing Grantee, in its sole discretion in good faith, determines that: (i) the Grantee has breached any material provision of the Plan; Grantee’s employment agreement, offer letter, terms and conditions of employment, or any deferred compensation award agreement; (ii) the Grantee has been indicted for, convicted of, pled guilty or nolo contendere to, or committed any felony, or has been convicted of or pled guilty or nolo contendere to any other crime (whether or not related to the Grantee’s duties for Cowen or any Affiliate) with the exception of minor traffic offenses; (iii) the Grantee has committed an act of fraud, dishonesty, gross negligence, or substantial misconduct in his performance of his duties or responsibilities; (iv) the Grantee has violated or has failed to comply with the internal policies of Cowen or any Affiliate, including its policies against discrimination, harassment or retaliation, or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Employer or any Affiliate, as applicable to Grantee; (v) the Grantee has failed to perform a material duty of Grantee’s position including, by way of example and not of limitation, Grantee’s insubordination, or failure or refusal to follow an instruction reasonably given by Grantee’s superiors in the course of employment; and (vi) the Grantee has committed an act which results in negative publicity to the Company, regardless of whether such act occurred within the performance of his or her duties or responsibilities.

(e)    “Common Equity” is common equity of the Company.
(f)    “Disability” means that the Grantee (i) is unable to engage in any substantial gainful activity, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Cowen or any Affiliate.

(g)    “Economic Operating Income” means, with respect to a fiscal year, the total of the Company’s “Economic Operating Income” as reported in the Company’s Annual Report, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(h)    “Qualifying Termination” means the Grantee’s Termination of Employment due to (i) termination by the Company without “Cause”; or (ii) termination of the Grantee’s employment due to a resignation for “Good Reason” if applicable to Grantee pursuant to an employment agreement effective as of the Grant Date.
(i)    “Release of Claims” means a general release of claims in favor of the Company and its Affiliates, in a form requested by the Company, returnable within twenty-one (21) days (or such longer period as required by law for the release to become effective, but in no event longer than fifty (50) days).
(j)     “Termination of Employment” means a “separation from service,” as defined under Section 409A of the Code.
Section 2.2 -    Award Subject to Plan Provisions
This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares issued under the Plan, (c) changes in capitalization of the Company and (d) other requirements of applicable law.
Section 2.3 -    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).
Section 2.4 -    Interpretation of Agreement.
Subject to the Plan, the Board shall have the final authority to interpret and construe in good faith this Agreement pursuant to the terms of the Plan and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under this Agreement.
Section 2.5 -    Notices.
Any notice, other than notice by the Company relating to the Tax Withholding Amount pursuant to Section 1.4 above, to be given under the terms of this Agreement shall be in writing and addressed to the Company at 599 Lexington Avenue, New York, New York 10022, Attention: Head of Human Resources, and to the Grantee at the Grantee’s last known home address provided by the Grantee to the Company as of the date of notice or at such other address as either party may hereafter designate in writing to the other by like notice. Notice by the Company relating to the Tax Withholding Amount pursuant to Section 1.4 may be sent to the Grantee via e-mail.
Section 2.6 -    Effect of Agreement.
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. This Agreement shall become effective and binding on the Company when signed by a duly authorized signatory of the Company. The Grantee agrees to acknowledge receipt of the Agreement by signing and delivering this Agreement to the Company’s Human Resources Department within fifteen (15) days of the Grant Date.
Section 2.7 -    Complete Agreement/Severability.
This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement. Any provision of this Agreement held legally invalid or unenforceable shall not affect the enforceability of the remaining provisions.
Section 2.8 -    No Right to Continued Employment.
Nothing in this Agreement shall be deemed to confer on the Grantee any right to continued employment with the Company or any Affiliate.
Section 2.9 -    Section 409A.
This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted accordingly. Any settlement or payment otherwise required to be made hereunder to the Grantee at any date as a result of the Grantee’s Termination of Employment shall be delayed for such period of time to the extent necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). In the event that any provision of this Agreement would cause this Agreement to fail to comply with Section 409A of the Code, such provision may be deemed null and void, and the Company and the Grantee agree to amend or restructure this Agreement to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.
Section 2.10 -    Entire Agreement.
Except as otherwise specified herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer.

COWEN INC.

Signed:

Acknowledged:

Signed:

    (insert name)            Date